     Filed pursuant to Rule 433
dated September 10, 2012
Relating to
Preliminary Pricing Supplement dated September 10, 2012 to
Prospectus Supplement dated May 7, 2012 and
Prospectus dated November 23, 2011
Registration Statement No. 333-178133

Pricing Term Sheet for 3.65% Secured Medium-Term Notes, Series H due 2042

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
Secured Medium-Term Notes, Series H

Issuer: Public Service Electric and Gas Company	Maturity Date: September 1, 2042
Trade Date: September 10, 2012	CUSIP: 74456QBA3
Original Issue Date/Settlement Date: September 13, 2012	Joint Book-Running Managers:
Principal Amount: $350,000,000	Credit Suisse Securities (USA) LLC ($70,000,000)
Price to Public: 99.513% of Principal Amount, plus accrued	J.P. Morgan Securities LLC ($70,000,000)
interest, if any, from September 13, 2012 if settlement	Morgan Stanley & Co. LLC ($70,000,000)
occurs after that date	RBS Securities Inc. ($70,000,000)
Interest Rate: 3.65% per annum	Co-Managers:
Interest Payment Dates: March 1 and September 1,	BNY Mellon Capital Markets, LLC ($28,000,000)
commencing March 1, 2013	Credit Agricole Securities (USA) Inc. ($28,000,000)
Redemption: As specified in Preliminary Pricing	CastleOak Securities, L.P. ($14,000,000)
Supplement dated September 10, 2012. Make Whole
amount during the Make Whole Redemption Period to
be determined at a discount rate equal to the Treasury
Rate plus 15 basis points (0.15%).

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or RBS Securities Inc. toll-free at 1-866-884-2071.